Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-58407 and No. 333-61488) pertaining to the ADC Retirement Savings Plan of our report dated June 22, 2007, with respect to the financial statements and schedule of the ADC Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young, LLP
Minneapolis, Minnesota
June 22, 2007